October 17, 1994



PRIVATE AND CONFIDENTIAL

Mr. George W. Hanthorn
1203 Dunbarton Dr.
Richardson, TX  75081

         Re:      Employment Agreement

Dear George:

1. This letter confirms your employment by ELJER INDUSTRIES, INC. (the "Company") as Vice President - General Counsel. In that capacity, you are entitled to the following:

         a.       A minimum annual salary of $200,000;

         b. Benefits as described in, and in accordance with, the Company's benefit plans; and

         c. An annual par bonus equal to 40% of your annual salary. The amount of bonus that you actually receive, if any, will depend on the achievement of Corporate and your individual goals.
                  You are guaranteed that you will receiva a bonus of a least 25% of your annual salary earned in 1994 and in 1995.

2. During your employment with the Company, you will devote your full time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your executive position.

3. In consideration of your continued employment with the Company, it is mutually agreed that:

         a. In the event your employment with the Company is terminated by the Company, for any reason other than:

                   i. "Cause," as determined by the Compensation Committee of the Board of Directors (for this purpose, "cause" shall mean: (A) your willful and continued failure to substantially perform your duties hereunder (other than any such failure resulting from a "disability," as defined herein); or (B) your conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or (C) your willful engagement in gross misconduct which is materially and demonstrably injurious to the Company); or



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Mr. George W. Hanthorn
Page 2
October 17, 1994


                  ii. Inability, for reasons of "disability," reasonably to perform your duties for six consecutive calendar months (for purposes of this Agreement, "disability" shall mean a permanent and total disability, within the meaning of Internal Revenue Code Section 22(e)(3), as determined by the Compensation Committee of the Board of Directors, in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from a qualified physician selected by the Compensation Committee); or

         b. In the event that you resign your position with the Company because:

                   i. You are assigned to a position of lesser rank or status; or

                  ii. Your annual salary, annual par bonus, level of participation in management incentive plans, or your benefits are reduced; or

                 iii. You are reassigned to a geographical area more than 50 miles from your present residence;

                  the Company shall be required, and hereby agrees, to continue paying your then annual salary, to pay your then annual bonus at par level, and to provide all pension, profit sharing, deferred compensation, medical and life insurance benefits under the Company's benefit plans, or the economic equivalent thereof, for a period of 12 months from the date of such termination or resignation. If, pursuant to the terms of a benefit plan, a benefit would be earned or accrued during such 12-month period but would be payable on a deferred basis (were you to be employed during such 12-month period) the benefit similarly shall be deferred hereunder; provided, however, that the Company reserves the right to pay the present value of such benefit to you in cash at the end of such 12-month period.

4. You are not required to mitigate the amount of any payments to be made by the Company, pursuant to this Agreement, by seeking other employment, or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you, as the result of self-employment or your employment by another employer, after the date of termination of your employment with the Company.


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George W. Hanthorn
Page 3
October 17, 1994




5. This Agreement will commence on October 17, 1994, and will continue in effect until April 30, 1996, the last day of which shall be the "Expiration Date." However, at the end of said period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one additional year, unless the Compensation Committee of the Board of Directors delivers written notice three months prior to the end of such term, or extended term, to you, that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term, or extended term, then in progress.

         The Company's obligation to pay severance benefits upon an employment termination, within the two-year period following a "change in control" shall be entirely governed by the terms of your Executive Severance Agreement.

6. If a dispute arises regarding the termination of your employment or the interpretation or enforcement of this Agreement, and you obtain a final judgment, in your favor, from a court of competent jurisdiction, from which no appeal may be taken, whether because the time to do so has expired, or otherwise, or your claim is settled by the Company prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by you in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing your claim, will be promptly paid by the Company, with interest thereon, at the highest statutory rate of your state of domicile, for interest on judgments against private parties, from the date of payment thereof by you to the date of reimbursement to you by the Company.

Please acknowledge your acceptance of the terms and provisions of this Agreement by signing in the space indicated below. We look forward to your contribution to the success of ELJER INDUSTRIES, INC.

Sincerely,                                ACCEPTED AND AGREED as of

ELJER INDUSTRIES, INC.                           November 1, 1994
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By:/s/ Scott G. Arbuckle                     /s/ George W. Hanthorn
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